Exhibit 99.1

Investor Relations Contact:

LHA

Cathy Mattison

(415) 433-3777

cmattison@lhai.com

Axesstel Reports First Quarter 2012 Results

- Revenues of $12.0 million -

- Gross margin of 26% -

- Net income of $472,000 and EPS of $0.02 –

- Management to host conference call at 11:00 a.m. ET today -

SAN DIEGO, CA – May 15, 2012 – Axesstel (OTCQB: AXST), a leading provider of fixed wireless voice and broadband access solutions to the worldwide telecommunications market, reported results for its first quarter ended March 31, 2012.

Axesstel reported revenues for the first quarter of 2012 of $12.0 million and net income of $472,000, or $0.02 per diluted share. This compares to revenue of $12.6 million and a net loss of $539,000, or a loss of $0.02 per share, for the same period in the prior year.

“The first quarter of 2012 marks our third consecutive quarter of profitability since completing the transition of our business in mid-2011,” said Clark Hickock, chief executive officer of Axesstel. “The results of that transition were evident this quarter with a swing in profitability of more than $1.0 million compared to the same period last year, despite slightly lower revenues.”

In mid-2011, the company completed a two-year initiative to diversify its manufacturing capabilities in China, produce lower cost products, improve gross margins and reduce operating costs. The company also shifted its customer focus to concentrate on servicing major carriers in specific markets and focused its product development initiatives on addressing the unique requirements of those customers. The company reiterated that its operating goal for 2012 is to achieve consistent quarterly profitability and year-over-year revenue growth.

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“Revenues for the first quarter were lower than the third and fourth quarter of 2011 primarily as a result of the timing of customer orders,” continued Hickock. “A number of our key customers periodically place large orders with us and the timing of shipment materially impacts our quarterly operating results. Looking forward in 2012, we have significant orders for our Sprint terminal product for delivery in both the second and third quarters as a result of Sprint’s recently increased marketing efforts for its nationwide ‘Sprint Phone Connect’ wire-line replacement program. We also anticipate strong revenue from Europe, as two of our primary customers there have launched our new 4G EV-DO Rev. B Wi-Fi gateway with VoIP capability into their markets.”

Financial Results

Revenues for the first quarter of 2012 were $12.0 million, compared to $12.6 million in the first quarter of 2011. Gross margin was $3.2 million, or 26 percent of revenue, for the first quarter compared to gross margin of $2.5 million, or 20 percent of revenue, in the same period last year. First quarter 2012 operating expenses decreased to $2.3 million from $2.8 million in the first quarter of 2011. Net income for the quarter was $472,000, or $0.02 per diluted share, compared to a first quarter 2011 net loss of $539,000, or a loss of $0.02 per share.

As of March 31, 2012, cash and cash equivalents were $1.9 million, compared to $850,000 as of December 31, 2011. Working capital was a deficit of $11.3 million at March 31, 2012. The company continues to fund its operating requirements through cash flows from operations and bank financings.

“Since the second quarter of 2011, we have increased our profitability, reduced our working capital from a deficit of $14.2 million to a deficit of $11.3 million, and improved our stockholders deficit from $14.0 million to $11.1 million,” said Patrick Gray, chief financial officer of Axesstel.

Axesstel ended the first quarter with $6.7 million in bank financings, including $5.1 million under the company’s account receivable financing facility and $1.6 million under a term loan with a commercial bank in China. In April, the company renewed its term loan for an additional one year term expiring April 10, 2013. The company believes its improved performance and profitability may provide future opportunities to lower its cost of capital and is continuing to evaluate options for additional financing.

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Recent Highlights

•	Supported Sprint in its re-launch of Axesstel’s TX340G wire-line replacement terminal in connection with Sprint’s “Sprint Phone Connect” wire-line replacement program.

•	Extended Axesstel’s global leadership in the 450MHz market with the launch of the world’s first 4G EV-DO Rev. B 450MHz Wi-Fi Gateway with optional VoIP into our Europe markets.

Conference Call

Axesstel will host a conference call at 8:00 a.m. PT (11:00 a.m. ET) today, May 15, to discuss its first quarter results. Participating in the call will be Clark Hickock, chief executive officer; and Patrick Gray, chief financial officer.

The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.axesstel.com. Alternatively, you may dial the following number ten minutes prior to the scheduled conference call time: 1-877-663-9622. International callers should dial 00-1-973-200-3973. The conference ID/password will be 73006539. If you are unable to participate in the call at this time, the webcast will be archived on the Axesstel website. In addition, a telephonic replay will be available at 2:00 p.m. ET today through Friday, May 18th at 11:59 p.m. ET. To access the replay, please dial 1-855-859-2056. International callers should dial 00-1-404-537-3406. The pass code will be 73006539.

About Axesstel, Inc.

Axesstel (OTCQB: AXST) is a leading provider of fixed wireless voice and broadband access solutions for the worldwide telecommunications market. Axesstel’s best in class product portfolio includes fixed wireless phones, wire-line replacement terminals, and 3G and 4G broadband gateway devices used to access voice calling and high-speed data services. The company has supplied millions of fixed wireless phones, modems, and gateways to leading telecommunications operators and distributors in over 50 countries worldwide. Axesstel is headquartered in San Diego, California. For more information on Axesstel, visit www.axesstel.com.

© 2012 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to market penetration and conditions, product capabilities and the timing of new product introductions which may affect future results and the future viability of Axesstel. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important risk factors. Those factors include but are not limited to the risk factors noted in Axesstel’s filings with the Securities and Exchange Commission, including the need for additional working capital; economic and political instability in developing markets served by Axesstel; unforeseen manufacturing difficulties, unanticipated component shortages, competitive pricing pressures and the rapidly changing nature of technology and frequent

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introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; product and customer mix; Axesstel’s need to gain market acceptance for its products; dependence on a limited number of large customers; potential intellectual property-related litigation; Axesstel’s need to attract and retain skilled personnel; and Axesstel’s reliance on its primary contract manufacturers. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

Tables to follow

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AXESSTEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended
	March 31, 2012	March 31, 2011
Revenues	$12,032,001	$12,637,030
Cost of goods sold	8,855,130	10,089,943

Gross margin	3,176,871	2,547,087

Operating expenses
Research and development	576,059	491,943
Sales and marketing	737,725	1,301,238
General and administrative	1,002,168	963,708

Total operating expenses	2,315,952	2,756,889

Operating income (loss)	860,919	(209,802)

Interest expense, net	363,651	328,951

Income (loss) before income tax provision	497,268	(538,753)
Income tax provision	25,000	—

Net income (loss)	$472,268	$(538,753)

Earnings (loss) per share:
Basic	$0.02	$(0.02)

Diluted	$0.02	$(0.02)

Weighted average shares outstanding:
Basic	23,799,731	23,683,482
Diluted	25,597,976	23,683,482

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AXESSTEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$1,941,003	$849,510
Accounts receivable, net	9,636,701	8,900,508
Inventories, net	155,000	534,000
Supplier advances	927,630	843,076
Prepayments and other current assets	194,557	197,688

Total current assets	12,854,891	11,324,782

Property and equipment, net	70,697	61,578

Other assets:
Licenses, net	71,979	90,000
Other, net	20,952	20,952

Total other assets	92,931	110,952

Total assets	$13,018,519	$11,497,312

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$12,756,658	$12,466,142
Bank financings	6,695,539	6,100,435
Accrued commissions	443,000	474,455
Accrued royalties	1,635,000	1,424,000
Accrued warranties	397,000	636,000
Other accrued expenses and current liabilities	2,239,392	2,027,482

Total current liabilities	24,166,589	23,128,514

Stockholders’ deficit	(11,148,070)	(11,631,202)

Total liabilities and stockholders’ deficit	$13,018,519	$11,497,312

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